           FOR IMMEDIATE RELEASE

Contacts:

Helen Kendrick
SunPower Corporation
hkendrick@sunpowercorp.com
408/240-5585

Bob Okunski
SunPower Corp.
bokunski@sunpowercorp.com
408/240-5447

SunPower Comments on Bankruptcy Announcement by Lehman Brothers

SAN JOSE, Calif., Sept 16, 2008 -- On September 15, 2008, Lehman Brothers Holdings Inc. (Lehman) announced that it had filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York.  In addition, we have been advised that Lehman Brothers International (Europe) Limited (LBIE), a subsidiary of Lehman, has been placed under administration (analogous to bankruptcy) in the United Kingdom.

Concurrently with our February 2007 offering of $200 million principal amount of 1.25% senior convertible debentures due 2027, we lent 2.9 million shares of our class A common stock to LBIE. The lent shares were to be used by Lehman Brothers Inc., the underwriter in the offering and an affiliate of LBIE, to facilitate the establishment by investors of hedged positions in our class A common stock. We did not receive any proceeds from our lending of class A common stock to LBIE, but we received a nominal lending fee of $0.001 per share.

SunPower did not enter into a call spread or other similar arrangement with Lehman, LBIE, or Lehman Brothers Inc. in connection with the share lending agreement.  In addition, SunPower does not have any investments or cash held by Lehman, LBIE or Lehman Brothers Inc.

The share lending agreement provides that we have the right to terminate the share loans and demand that the borrowed shares be returned to us in the event of a default by LBIE under the share lending agreement, including a breach by LBIE of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of LBIE, and other certain circumstances.  If not returned earlier, the share lending agreement provides that all of the loaned shares must be returned to us at such time as none of the February 2007 or July 2007 debentures remain outstanding.

While the share lending agreement does not require cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned to us at the end of the arrangement). In view of this and the contractual undertakings of LBIE in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, to date the borrowed shares have not been considered outstanding for the purpose of computing and reporting our earnings per share.  Excluding the 2.9 million class A shares lent to LBIE, as of August 29, 2008 we had 85,739,000 shares of common stock issued and outstanding, comprised of 43,705,713 shares of class A common stock and 42,033,287 shares of class B common stock.

We are currently discussing the effects of the Lehman bankruptcy and LBIE administration proceedings with our independent auditors and legal advisors, and cannot provide any assurances at this point as to any legal or accounting ramifications for us.  We continue to closely monitor the situation relative to the Lehman bankruptcy and LBIE administration proceedings and intend to pursue all appropriate actions to defend our rights under the share lending agreement.

About SunPower Corp.

SunPower Corporation (Nasdaq: SPWR - News) designs, manufactures and delivers high-performance solar-electric systems worldwide for residential, commercial and utility-scale power plant customers. SunPower high-efficiency solar cells and solar panels generate up to 50 percent more power than conventional solar technologies and have a uniquely attractive, all-black appearance. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe, Australia, and Asia. For more information, visit http://www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY - News).

Forward Looking Statements

This press release contains forward-looking statements, and assumptions underlying those statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not represent historical facts. We use words and phrases such as "would," “intend,” and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the ability of LBIE to return the borrowed shares to us, our legal rights and remedies in the Lehman and LBIE proceedings, and the legal and accounting ramifications for us of the Lehman and LBIE proceedings.  These forward-looking statements are based on information available to us as of the date of this release and management's current expectations, forecasts and assumptions, and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, most of which are beyond our control. In particular, risks and uncertainties that could cause actual results to differ include the difficulty of predicting the outcome of legal proceedings involving Lehman and LBIE, uncertainty regarding the assets available in the Lehman and LBIE estates to satisfy claims of creditors, the uncertain nature of our legal position vis-a-vis Lehman and LBIE, the uncertainty surrounding the accounting impact on us of the events involving Lehman and LBIE, and other risks described in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, and other filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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SunPower is a registered trademark of SunPower Corporation. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.